Exhibit 99.2

JONES ENERGY, INC. ANNOUNCES COURT CONFIRMATION OF PREPACKAGED PLAN OF REORGANIZATION

Austin, TX — May 6, 2019 — Jones Energy, Inc. (OTC Pink: JONEQ) (“Jones Energy” or the “Company”) today announced that the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”), confirmed the prepackaged Joint Chapter 11 Plan of Reorganization of Jones Energy, Inc. and its Debtor Affiliates (the “Plan”).  The Plan enjoys the overwhelming support of the Company’s stakeholders, and the Company expects to complete its restructuring and successfully emerge from chapter 11 on May 17, 2019.

Consistent with the previously-announced Restructuring Support Agreement, the Plan implements a financial restructuring of the Company’s balance sheet.  The Plan is specifically designed not to impact the Company’s operations.  The Company is authorized to and, per the Plan, must pay trade, employee, and ordinary course claims.  Jones Energy will continue to operate in the normal course.

The Plan fully equitizes the Company’s outstanding prepetition funded debt, authorizes incurrence of an exit facility, and fully satisfies all trade, customer, employee, royalty, working, and other mineral interest claims in the ordinary course of business.  Jones Energy will emerge as a private company within the month stronger, well-capitalized, and strategically positioned to maximize the value of its asset portfolio.

As previously announced, on April 3, 2019, Jones Energy commenced the solicitation of votes to accept or reject the Plan.  As of today’s confirmation of the Plan, the Company had received votes in favor of the Plan from holders of approximately 98% in principal of the First Lien Notes and approximately 90% in principal of the Unsecured Notes, and 100% of voting general unsecured creditors.  These numbers represent overwhelming support from the Company’s creditors for the Plan.

Mr. Carl Giesler, Director and Chief Executive Officer, commented, “I want to express my gratitude to the Jones Energy employees for their professionalism, focus, dedication, and unwavering commitment to operational excellence and integrity during the restructuring process.  Their dedication, coupled with the cooperation of our mineral interest holders, vendors, and suppliers, helped make the restructuring virtually seamless.  We appreciate the contribution to and overwhelming support of the Plan by the First Lien Notes and Unsecured Notes stakeholder groups, which demonstrates their confidence in the Company’s assets and future business strategy.  In the coming weeks, the Company will emerge from chapter 11 in a stronger financial position and postured for long-term success, with the flexibility to create value for our customers and stakeholders.”

Court filings and other information related to these chapter 11 cases are available at https://dm.epiq11.com/JonesEnergy, which is a website administered by the Company’s claims agent, Epiq Corporate Restructuring, LLC.  The Company has also set up a toll-free hotline to answer employee, vendor, investor and royalty owner questions, which is available Monday through Friday, 8 a.m. to 6 p.m. CT at 877-330-3471 (internationally at 503-597-5602).  Parties may obtain electronic notification of court filings through the Epiq website or may register for email notices by completing the Court’s registration form that can be accessed at: http://www.txs.uscourts.gov/sites/txs/files/CRECFform.pdf

Kirkland & Ellis LLP is serving as legal counsel and Evercore Group, LLC is acting as financial advisor to Jones Energy.  Alvarez & Marsal North America, LLC is the Company’s restructuring advisor.

Milbank, Tweed, Hadley & McCloy LLP is serving as legal counsel and Lazard Frères & Co. LLC is acting as financial advisor to the ad hoc group of first lien noteholders.  Davis Polk & Wardwell LLP is serving as legal counsel and Houlihan Lokey Capital, Inc. is acting as financial advisor to the ad hoc group of crossover noteholders.

About Jones Energy, Inc.

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration and development of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact

Page Portas

Investor Relations

ir@jonesenergy.com

Forward-Looking Statements

The information in this press release includes “forward-looking statements.”  All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements.  When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, actions and developments.

These forward-looking statements relate, in part, to (i) the treatment of the claims of the Company’s lenders and trade creditors, among others; (ii) the outcome of the chapter 11 cases in general; (iii) the length of time the Company will operate in chapter 11; (iii) the potential adverse effects of the chapter 11 cases on the Company’s liquidity, results of operations, or business prospects; (iv) the ability to execute the Company’s business and restructuring plan; (v) increased legal and advisor costs related to the chapter 11 cases and other litigation and the inherent risks involved in a bankruptcy process; and (vi) other factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law.